EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

INDOOR HARVEST CORP.

ALAMO ACQUISITION LLC.

and

ALAMO CBD, LLC

August 4, 2017

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of August 4, 2017, by and among Indoor Harvest Corp., a Texas corporation (the “Parent” or “Indoor Harvest”), Alamo Acquisition LLC., a Texas Limited Liability Company (the “Alamo Acquisition Sub”), and Alamo CBD, LLC, a Texas Limited Liability Company (the “Company”). The Parent, Alamo Acquisition Sub and the Company are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, previously, on April 20, 2017 Indoor Harvest, the Company and its members (the “Alamo Members”) entered into a Share Exchange Agreement (“SEA”) pursuant to which the Alamo Members agreed to exchange their Alamo CBD interests (“Company Interests”) for shares of common stock of Indoor Harvest, and Indoor Harvest agreed to issue common stock shares of Indoor Harvest to the Alamo Members, a copy of which is annexed hereto as Exhibit A;

WHEREAS, Parties have determined to proceed with a Merger transaction as outlined in this Agreement rather than a Share Exchange as had previously been contemplated, and as a result desire to replace the SEA with this Agreement by and among the Parent, Alamo Acquisition Sub and the Company;

WHEREAS, in accordance with this Agreement the Parties contemplate a merger of Alamo Acquisition Sub with and into the Company, with the Company remaining as the surviving entity after the merger (the “Alamo Surviver”), and whereby the members of Alamo Surviver will receive common stock of the Parent in exchange for their Alamo Surviver Interests; and

WHEREAS, the Parties have agreed, among other things, to (i) adjust the number of shares of common stock of Indoor Harvest to be issued to the members of Alamo Surviver, (ii) provide additional consideration in the Agreement to cover costs for Alamo Surviver to obtain a license to produce and dispense cannabis in Texas and register with the Drug Enforcement Agency (“DEA”), (iii) appoint and elect Officers and Directors of the Parent, and (iv) cancel the spin-off of Indoor Harvest’s vertical farming assets.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, Alamo Acquisition Sub shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of Alamo Acquisition Sub shall cease and the Company shall continue as Alamo Acquisition Sub in the Merger (the “Alamo Surviver”). The “Effective Time” shall be the time at which the Articles of Merger (the “Articles of Merger”) and other appropriate or required documents prepared and executed in accordance with the relevant provisions of the Texas Business Organization Code (the “TBOC”) are filed with the Secretary of State of the State of Texas. The Merger shall have the effects set forth in the applicable provisions of the TBOC.

1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sheppard Mullin Richter & Hampton LLP at 30 Rockefeller Plaza, 39th Floor, New York, New York 10112 commencing at 4:00 p.m. local time on August 15, 2017, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

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1.3 Actions at the Closing. At the Closing:

(a) the Company shall deliver to the Parent and Alamo Surviver the various certificates, instruments and documents referred to in Section 3.2;

(b) the Parent and Alamo Acquisition Sub shall deliver to the Company the various certificates, instruments and documents referred to in Section 3.3;

(c) Alamo Surviver shall file the Articles of Merger with the Secretary of State of the State of Texas;

(d) each of the Members of record of the Company immediately prior to the Effective Time (collectively, the “Company Members”) shall, if requested by the Parent, deliver to the Parent the operating agreement or other documentation representing his, her or its Company Interests (as defined below); and

(e) the Parent shall deliver certificates for the Parent Common Stock (as defined below) to each Company Member in accordance with Section 1.5.

1.4 Additional Actions. If at any time after the Effective Time Alamo Surviver shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Alamo Surviver, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Alamo Surviver or (b) otherwise to carry out the purposes of this Agreement, Alamo Surviver and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of either the Company or Alamo Surviver, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Alamo Surviver, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Alamo Surviver, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a) At the Closing, and on the terms and subject to the conditions set forth in this Agreement, (i) subject to the provisions of Section 1.6, Alamo Surviver will sell, convey, transfer and assign to the Parent, free and clear of all liens, pledges, encumbrances, changes, restrictions or known claims of any kind, nature or description, and the Parent will purchase and accept from Alamo Surviver, all of the issued and outstanding interests, in the individual amounts as set forth on Schedule A, and (ii) in exchange for the transfer of such securities by Alamo Surviver, the Parent will sell, convey, transfer and assign to Alamo Surviver, and Alamo Surviver will purchase and accept from the Parent, Seven Million Five Hundred Eighty Four Thousand and Eight (7,584,008) shares of newly-issued shares of common stock of the Parent, par value $0.001 (the “First IH Share Transfer”), which transfer shall be distributed among Alamo Surviver’s members according to their pro rata membership interests as set forth on Schedule A.

(b) Each membership interest of the Company shall be converted into the same fully paid and nonassessable percentage of interest in Alamo Surviver.

1.6 Dissenting Interests.

(a) For purposes of this Agreement, “Dissenting Interests” means Alamo Surviver Interests held as of the Effective Time by an Alamo Surviver Member who has not voted such Interests in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 10.351 of the TBOC and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Interests shall not be converted into or represent the right to receive shares of Parent Common Stock unless such Alamo Surviver Member’s right to appraisal shall have ceased in accordance with the TBOC. If such Member has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Interests, then, (i) as of the occurrence of such event, such holder’s Dissenting Interests shall cease to be Dissenting Interests and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Interests pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Parent shall deliver to such Member a certificate representing the Merger Shares to which such holder is entitled pursuant to Section 1.5.

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(b) Alamo Surviver shall give the Parent prompt notice of any written demands for appraisal of any such interests, withdrawals of such demands, and any other instruments that relate to such demands received by the Alamo Surviver. Alamo Surviver shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal of interests or offer to settle or settle any such demands.

1.7 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Parent in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation of the Parent until duly amended or repealed.

(b) The bylaws of the Parent in effect immediately prior to the Effective Time shall be the bylaws of the Parent until duly amended or repealed.

1.8 No Further Rights. From and after the Effective Time, no Alamo Surviver Interests shall be deemed to be outstanding, and holders of certificates that immediately prior to the Effective Time represented interests converted into Merger Shares pursuant to Section 1.5 (“Certificates”) shall cease to have any rights with respect thereto, except as provided herein or by law.

1.9 Closing of Transfer Books. At the Effective Time, the stock transfer books of Alamo Surviver shall be closed and no transfer of its interests shall thereafter be made. If, after the Effective Time, new members are presented to the Parent or Alamo Surviver, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5, subject to applicable law in the case of Dissenting Interests.

1.10 Exemption from Registration. The Parent, the Company and Alamo Surviver intend that the shares of Parent Common Stock to be issued pursuant to Section 1.5 hereof in connection with the Merger, will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder and/or Regulation S promulgated by the SEC.

1.11 Issuance of Additional Shares for Cannabis Cultivation License. In addition to the foregoing, following the Closing and upon Alamo Surviver being successfully awarded a provisional or full license to produce and dispense cannabis in the State of Texas, the Parent will issue to the individual Alamo Surviver Members, as set forth in Schedule B, an additional Eight Million Five Hundred Thousand Dollars ($8,500,000) of newly-issued shares of common stock of the Parent (the “Second IH Share Transfer”), par value $0.001, based upon the three (3) day average closing price of the Company’s common stock, as quoted on the OTCQB, prior to the time of issuance.

1.12 Issuance of Additional Shares or Cash for DEA License. Upon Alamo Surviver successfully being registered and licensed by the DEA to produce and dispense cannabis under federal law, the Parent will issue to the individual Alamo Surviver Members, as set forth in Schedule C, an additional Two Million Five Hundred Thousand Dollars ($2,500,000) cash payment, or newly-issued shares of common stock of the Parent, par value $0.001, based upon the three (3) day average closing price of the Company’s common stock, as quoted on the OTCQB, prior to the time of issuance, at the option of the individual Alamo Surviver Member. A combination of cash and common stock may be elected by Alamo Surviver Member individually.

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1.13	Resignation and Election of Directors and Officers

	(a)	Resignations of Directors and Officers. Indoor Harvest shall deliver to Alamo Surviver and Indoor Harvest letters of resignation from (i) John Choo, resigning from his position as a director of Indoor Harvest and from all offices held by him effective as of the Closing Date, and (ii) Chad Sykes, resigning from his position as a director of the Parent Indoor Harvest and from all offices held by him effective as of the Closing Date, and (iii) Pawel Hardej, resigning from his position as a director of Indoor Harvest as of the Closing Date.

	(b)	Appointments and Election of Directors and Officers. Indoor Harvest shall increase the number of Directors from four (4) to five (5) and appoint and elect the following individuals to fill the newly created board seat, and to fill the vacancies left by exiting Directors, who will serve as the Directors and Officers of Indoor Harvest Corp upon Closing:

	•	Rick Gutshall – Interim-Chief Executive Officer and Chief Financial Officer and Director
	•	Annette Knebel –Chief Accounting Officer and Director
	•	John Zimmerman –Vice President and Director
	•	Dr. Lang Coleman – Director
	•	John Seckman - Director

(c)

Election of Chief Executive Officer. Indoor Harvest shall create a nominating committee to select, evaluate and nominate a new Chief Executive Officer. The nominating committee shall consist of Chad Sykes, Dr. Lang Coleman and John Seckman. Rick Gutshall shall act as Interim-Chief Executive Officer until his successor or replacement is named.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.	Representations and Warranties.

(a)

Representations and Warranties of the Company, Alamo Surviver and Indoor Harvest. Each Party severally, and not jointly, hereby represents and warrants to one another, that all of the representations and warranties made herein are true, complete, and correct in all respects as of the date hereof and will be as of the Closing Date, as follows:

(i)

Authorization; No Restrictions, Consents or Approvals. Each Party has the right, power, legal capacity and authority to enter into and perform such obligations as are required of each Party under this Agreement; and no approvals or consents are necessary in connection with the performance of their obligations hereunder, other than as stated in this Agreement.

(ii)

Transfer of the Alamo Surviver Interests and Indoor Harvest Shares. The Alamo Surviver Interests, and the Indoor Harvest Shares will, at the Closing of the Exchange, and at such time as the Second IH Share Transfer is required to be made, be validly transferred to the transferee, as stated herein, free and clear of any encumbrances and from all taxes, liens and charges with respect to the transfer thereof and such securities shall be fully paid and non-assessable with the holder being entitled to all rights accorded to a holder of such securities.

(iii)	Investment Representations.

(A)

Each Company Member and Alamo Surviver Member understands that the Indoor Harvest Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws, including those under the Texas Business Organizations Code. Each such Company Member and Alamo Surviver Member also understands that the Indoor Harvest Shares are being offered and issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(a)(2) and/or Regulation D of the Securities Act, and of the Texas Business Organizations Code. Each such Alamo Member acknowledges that Indoor Harvest will rely on such Alamo Member’s representations, warranties and certifications set forth below for purposes of determining such Alamo Member’s suitability as an investor in the Indoor Harvest Shares and for purposes of confirming the availability of the Section 4(a)(2) and/or Regulation D exemption from the registration requirements of the Securities Act, and of the applicable exemption under the Texas Business Organizations Code.

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(B)

Each such Party has received all the information such Party considers necessary or appropriate for deciding whether to acquire the securities that are the subject of the Exchange, and the Second IH Share Transfer. Each Party understands the risks involved in the referenced securities, and each Party further represents that such Party has had an opportunity to ask questions and has received adequate answers to such question, including the receipt of related documentation from Indoor Harvest and Alamo CBD regarding the terms and conditions of the offering of the Indoor Harvest Shares and the Alamo Surviver Interests, and the business, properties, prospects, and financial condition of Indoor Harvest and Alamo CBD, and to obtain such additional information (to the extent Indoor Harvest or Alamo Suriver possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to a Party or to which such Party had access. Each Party receiving any securities further represents that such Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act.

(C)

Each Party is acquiring the referenced Securities for such Party’s own account for investment only and not with a view towards their resale or “distribution” (within the meaning of the Securities Act) of any part of the Indoor Harvest shares and the Alamo Surviver Interests, except that Indoor Harvest shares may be sold 12 months after their acquisition, as may be permitted under relevant securities law and regulations.

(D)

Each such Alamo Surviver Member understands that the Indoor Harvest shares may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement. Each such Alamo Surviver Member acknowledges and is aware that the Indoor Harvest Shares may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until such Alamo Member has held the Indoor Harvest shares for the applicable holding period under Rule 144.

(E)	Each such Alamo Surviver Member acknowledges and agrees that each certificate representing the Indoor Harvest shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

(iv)

No Reliance. No Party has relied on, and is not relying on, any representations, warranties or other assurances regarding Indoor Harvest or Alamo Surviver, other than the representations and warranties expressly set forth in this Agreement.

(b)

Additional Representations and Warranties of the Parties. The Parties hereby represent and warrant to one another and to the Alamo Surviver Members, that all of the representations and warranties made herein are true, complete, and correct in all respects as of the date hereof and will be as of the Closing Date, as follows:

(i)	Organization and Qualification. The corporate Parties are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation.

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(ii)

Authorization; No Restrictions, Consents or Approvals. The Parties have full power and authority to enter into and perform their obligations under this Agreement. This Agreement has been duly executed by the Parties and constitutes the legal, valid, binding and enforceable obligation of the Parties, enforceable against the Parties in accordance with its terms. The execution and delivery of this Agreement and the consummation by the Parties of the Transactions contemplated hereby do not and will not on the Closing Date (A) conflict with or violate any of the terms of the articles of incorporation and bylaws of the Parties or any applicable law relating to the Parties, (B) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any material agreement, obligation or instrument by which the Parties are bound or to which any property of the Parties is subject, or constitute a default thereunder, other than those material agreements, obligations or instruments for which the Parties have obtained consent for the Transactions contemplated under this Agreement, (C) result in the creation or imposition of any lien on any of the assets of the Parties, (D) constitute an event permitting termination of any material agreement or instrument to which the Parties are a party or by which any property or asset of the Parties is bound or affected, pursuant to the terms of such agreement or instrument, other than those material agreements or instruments for which the Parties have obtained consent for the Transactions contemplated under this Agreement, or (E) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other governmental authorization to which the Parties are a party or by which the Parties may be bound, or result in the violation by the Parties of any laws to which the Parties may be subject, which would materially adversely affect the Transactions contemplated herein. No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by the Parties of this Agreement or the performance by the Parties of their obligations hereunder.

(iii)

Capitalization. The Indoor Harvest Shares and the Alamo Surviver Interests constitute all of the issued and outstanding securities and voting interests of the Parties. No securities of the Parties are entitled to pre-emptive or similar rights, and no person has any right of first refusal, pre-emptive right, right of participation, or any similar right to participate in the Transactions contemplated under this Agreement. There are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, Alamo Surviver Membership interests, or contracts, commitments, understandings or arrangements by which the Parties are or may become bound to issue additional Alamo Surviver Membership, or securities or rights convertible or exchangeable into Alamo Surviver Membership interests. The issuance of the Parties Interests contemplated by this Agreement will not, immediately or with the passage of time; (A) obligate the Parties to issue Alamo Surviver Membership interests or other securities to any person, or (B) result in a right of any holder of the Parties securities to adjust the exercise, conversion, exchange or reset price of such securities.

(iv) No Conflicts; Consents.

(a) The execution and delivery by the Parties of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Parties under any provision of (i) the Parties charter documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Parties are a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2(b)(iv)(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Parties or their properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Parties.

(b) Except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parties in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

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(v) Taxes.

(a) The Parties have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Parties know of no basis for any such claim.

(b) If applicable, the Parties have established an adequate reserve reflected on their financial statements for all Taxes payable by the Parties (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parties, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other governmental entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

(vi) Benefit Plans. The Parties do not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Parties (collectively, the “Parties Benefit Plans”). As of the date of this Agreement there are no severance or termination agreements or arrangements between the Parties and any current or former employee, officer or director of the Parties, nor does the Parties have any general severance plan or policy.

(vii) Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Parties, or any of their properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or Indoor Harvest stock or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect on the Parties. Neither the Parties nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

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(viii) Compliance with Applicable Laws. The Parties are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Parties. This Section 2(b)(viii) does not relate to matters with respect to Taxes, which are the subject of Section 2(b)(v).

(ix) Brokers; Schedule of Fees and Expenses. Except for those brokers as to which the Parties shall be solely responsible, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parties.

(x) Contracts. Except as disclosed in Section 2(b)(x) of the Parties’ disclosure schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parties and their subsidiaries taken as a whole. The Parties are not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Parties.

(xi) Title to Properties. The Parties do not own any real property. The Parties have sufficient title to, or valid leasehold interests in, all of their properties and assets used in the conduct of their businesses. All such assets and properties, other than assets and properties in which the Parties have leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parties to conduct business as currently conducted.

(xii) Insurance. The Parties do not hold any insurance policy.

(xiii) Transactions With Affiliates and Employees. Except as set forth in Section 2(b)(xiii) of the Parties’ Disclosure Schedule, none of the officers or directors of the Parties and, to the knowledge of the Parties, none of the employees of the Parties are presently a party to any transaction with the Parties (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parties, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(xiv) Application of Takeover Protections. The Parties have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti‑takeover provision under the Parties’ charter documents or the laws of their state(s) of incorporation that are or could become applicable to the Alamo Surviver Members as a result of the Alamo Surviver Members and the Parties fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of Indoor Harvest stock and the Alamo Surviver Members’ ownership of Indoor Harvest stock.

(xv) No Additional Agreements. The Parties do not have any agreement or understanding with the Alamo Member with respect to the Transactions other than as specified in this Agreement.

(xvi) Investment The Parties. The Parties are not, and are not an affiliate of, and immediately following the Closing Date will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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(xvii) Disclosure. The Parties confirm that neither they nor any person acting on their behalf has provided the Alamo Surviver Members or their respective agents or counsel with any information that the Parties believe constitutes material, non-public information, except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Indoor Harvest in a current report on Form 8-K filed after the Closing. The Parties understand and confirm that Indoor Harvest will rely on the foregoing representations and covenants in effecting transactions in securities of Indoor Harvest. All disclosure provided to Indoor Harvest regarding the Parties, their business and the Transactions, furnished by or on behalf of the Parties (including the Parties’ representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(xviii) Absence of Certain Changes or Events. Except in connection with the Transactions and as disclosed in the Parties Letter of Intent (“LOI”) and subsequent amendments thereto, from January 3, 2017 (original date of LOI) to the date of this Agreement, the Parties have conducted their business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Parties, except changes in the ordinary course of business that have not caused, in the aggregate, a material adverse effect on the Parties;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a material adverse effect on the Parties;

(c) any waiver or compromise by the Parties of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parties, except in the ordinary course of business and the satisfaction or discharge of which would not have a material adverse effect on the Parties;

(e) any material change to a material Contract by which the Parties or any of their assets are bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Parties, with respect to any of their material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and does not materially impair the Parties’ ownership or use of such property or assets;

(g) any loans or guarantees made by the Parties to or for the benefit of their employees, officers or directors, or any Alamo Surviver Members of their immediate families, other than travel advances and other advances made in the ordinary course of their businesses;

(h) any alteration of the Parties’ method of accounting or the identity of their auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Alamo Surviver Members or any purchase, redemption or agreements to purchase or redeem any of the Parties’ interests;

(j) any issuance of equity securities to any officer, director or affiliate; or

(k) any arrangement or commitment by the Parties to do any of the things described in this Section.

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(xix) Foreign Corrupt Practices. Neither the Parties, nor, to the Parties’ knowledge, any director, officer, agent, employee or other person acting on behalf of the Parties have, in the course of their actions for, or on behalf of, the Parties (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(xx) Issuance of Shares and Alamo Surviver Membership Interests. The Parties’ membership interests or shares of stock, as the case may be (collectively, the “Shares”) have been duly authorized and, upon issuance, or exchange, in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue, or exchange, thereof, and the Shares shall be fully paid and non-assessable with the holder being entitled to all rights accorded to a holder of the Parties common stock or r membership interests.

(ii)

Alamo CBD shall deliver to the Alamo Surviver Members and Indoor Harvest, in form and substance reasonably satisfactory to the Alamo Surviver Members and Indoor Harvest, a certificate executed on behalf of Alamo CBD by the Secretary of Alamo CBD certifying the truth and correctness of the representations and warranties set forth in Section 2(b); and

(iii)

Indoor Harvest shall deliver to Alamo Surviver Members, in form and substance reasonably satisfactory to Alamo Surviver Members, (i) certificates evidencing the Indoor Harvest shares, registered in the name of Alamo Surviver Members, and (ii) copies of resolutions adopted by the Board of Directors of Indoor Harvest and certified by the Secretary of Indoor Harvest authorizing the execution and delivery of, and performance of Indoor Harvest’s obligations under this Agreement.

3. Covenants.

(a) Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions contemplated herein, and (b) take such steps and do such acts as may be necessary to keep all of their representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

(b) Exclusivity. Neither Party nor the Alamo Surviver Members shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of an interest in the Parties, or other securities of the Parties, or any assets of the Parties (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions contemplated under this Agreement and that has the effect of avoiding the Closing contemplated hereby. Each of the Parties and the Alamo Surviver Members shall notify one another if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(c) Filing of 8-K. Indoor Harvest shall file, within four (4) business days of the date of this Agreement and of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions contemplated under this Agreement and including the requisite audited consolidated financial statements of Alamo CBD and the requisite Form 10 disclosure regarding the Alamo CBD companies.

(d) Blue Sky Laws.

(i) Indoor Harvest shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Indoor Harvest stock in connection with this Agreement.

(e) Preservation of Business. From the date of this Agreement until the Closing Date, each of Indoor Harvest and Alamo CBD shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

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(f) Applications for Cannabis Production. The Parties will share resources and costs to (a) maintain its pending Cannabis licensing effort under the Texas Compassionate Use Act and (b) share resources associated with preparing an application to register as a Cannabis producer with the DEA.

(g) Formation of Indoor Harvest Equipment Division. The Parties understand and agree that, following the Closing Date, Indoor Harvest will form a new wholly owned subsidiary or division that will manage the intellectual property and equipment designs of Indoor Harvest.

(h) License Agreements. Following the Closing Date, the Parties understand and agree that Indoor Harvest will enter into re-seller agreements, the terms of which have yet to be negotiated, with Civic Farms, LLC, a Texas limited liability company, and Bright Orchard Developments, Ltd., a Canadian company, in order to purchase equipment from Indoor Harvest’s newly formed equipment subsidiary or division to maximize the complementary aspects of the respective businesses by working together to collectively facilitate the evaluation, marketing, demonstration, sale or co-sale, implementation, integration and distribution of Indoor Harvest’s products and to strengthen their respective images and market positions.

4. Indemnification.

(a) Each Party hereto hereby agrees to indemnify and hold harmless all other Parties, their affiliates and their respective directors, officers, partners, managers, employees, representatives and agents (collectively, a Party’s “Affiliates”), from and against, and in respect of, all claims, losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever to the extent sustained, suffered or incurred by another Party (collectively, a “Loss”), to the extent based upon, arising out of or in connection with any breach by a Party of any representation, covenant or warranty made by such Party under this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement.

(b) Alamo CBD and the Alamo Surviver Members (as identified in Schedule A) hereby indemnify and hold harmless Indoor Harvest from and against any claim made by any person or entity which relates to the operation of the business of Alamo CBD, and related acts, conditions, transactions or matters concerning the conduct of Alamo CBD or the Alamo Surviver Members occurring or arising prior to the date of Closing, including with respect to, or in connection with (i) any condition, event, act, omission, or any other state of facts occurring on or existing before the date of Closing, which arises from the conduct of Alamo CBD or the Alamo Surviver Members, and (ii) any claim which arises in connection with any liability or obligation of Alamo CBD or an Alamo Member occurring on, or existing before, the date of Closing.

(c) Indoor Harvest hereby indemnifies and holds harmless Alamo CBD and the Alamo Surviver Members from and against any claim made by any person or entity which relates to the operation of the business of Indoor Harvest, and related acts, conditions, transactions or matters concerning the conduct of Indoor Harvest or the Indoor Harvest Alamo Surviver Members occurring or arising prior to the date of Closing, including with respect to, or in connection with (i) any condition, event, act, omission, or any other state of facts occurring on or existing before the date of Closing, which arises from the conduct of Indoor Harvest, and (ii) any claim which arises in connection with any liability or obligation of Indoor Harvest occurring on, or existing before, the date of Closing.

5.	General Provisions.

(a)

Releases and Waivers of Alamo Surviver Members. Each Alamo Member on his/her own behalf hereby acknowledges and agrees that the number of Alamo CBD Interests set forth on Schedule A represents the total number and type of Alamo CBD Interests held by such Alamo Member as of the date of this Agreement and as of the Closing Date. Each Alamo Member hereby releases Alamo CBD and Indoor Harvest from all obligations, liabilities and causes of action arising before, on or after the date of this Agreement, out of or in relation to any entitlement which such Alamo Member may have with respect to any Alamo CBD Interests in excess of the number of Alamo CBD Interests set forth on Schedule A. Each Alamo Member hereby generally, irrevocably, unconditionally and completely waives any and all rights to receive any anti-dilution protection to which such Alamo Member may be entitled under the articles of incorporation, bylaws or other organizational documents of Alamo CBD or under any other agreement or instrument in connection with the Exchange. Except for the Indoor Harvest shares to be issued in connection with the Exchange, each Alamo Member hereby generally, irrevocably, unconditionally and completely waives any and all rights existing as of the date hereof to receive options, depository receipts, warrants, stock appreciation or similar rights to acquire or receive securities in Alamo CBD or Indoor Harvest.

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(b)	Intentionally Omitted.

(c)

Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Texas without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the Parties. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in Houston, Texas, and the Parties hereby waive any and all rights to trial by jury.

(d)

Severability. If any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way, and the Parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.

(e)

Waiver. The waiver by either party of a breach of or default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement. Further, any failure or delay on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder shall not operate as a waiver of any such right or remedy or preclude other or further exercise thereof or of any other right or remedy.

(f)

Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party may specify in writing. Such notice shall be deemed given: (i) if delivered personally, upon delivery as evidenced by delivery records; (ii) if sent by telephone facsimile, upon confirmation of receipt; (iii) if sent by certified or registered mail, postage prepaid, five (5) days after the date of mailing; of (iv) if sent by nationally recognized express courier, two (2) business days after date of placement with such courier.

If to Indoor Harvest, to:

Indoor Harvest Corp.

5300 East Freeway Suite A

Houston, Texas 77020

Attention: Chad Sykes

Telephone: (713) 410-7903

With a copy to:

Sheppard Mullin Richter & Hampton, LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Richard A. Friedman, Esq.

Telephone: (212) 634-3031

If to Alamo CBD, LLC, to:

Alamo CBD, LLC

8518 Pegasus Drive

Selma, Texas 78154

Attention: Dr. Lang Coleman

Telephone: (210) 878-7011

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(g)

No Third Party Beneficiaries. Nothing in this Agreement shall be construed to confer any rights or benefits upon any person other than the Parties hereto, and no other person shall have any rights or remedies hereunder.

(h)

Public Announcements. Each of the Alamo Surviver Members, Alamo CBD and Indoor Harvest will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

(i)

Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior oral and written agreements between the Parties hereto with respect to the subject matter hereof.

(j)

Counterparts. This Agreement may be executed in one or more counterparts (including fax counterparts) each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

(k)

Expenses. Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

Indoor Harvest:	INDOOR HARVEST CORP.

	By:	/s/ Chad Sykes
	Name:	Chad Sykes
	Title:	Chief Innovation Officer

Acquisition Subsidiary:	ALAMO ACQUISITION LLC.

	By:	/s/ Chad Sykes
	Name:	Chad Sykes
	Title:	Chief Innovation Officer

Alamo CBD:	ALAMO CBD, LLC

	By:	/s/ Dr. Lang Coleman
	Name:	Dr. Lang Coleman
	Title:	Chief Executive Officer

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SCHEDULE A

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of April 20, 2017 by and among Alamo CBD, LLC, a Texas limited liability corporation (“Alamo CBD”), the members of Alamo CBD, each of whom are listed on Schedule A hereto (each a “Member,” and collectively, the “Members”), and Indoor Harvest Corp., a Texas corporation (“Indoor Harvest”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Members own all of the issued and outstanding membership interests Alamo CBD (the “Alamo CBD Interests”).

WHEREAS, the Members desire to exchange their ALAMO CBD Interests for shares of common stock of Indoor Harvest, and Indoor Harvest has agreed to offer the Indoor Harvest Shares (as defined below) in connection with such exchange, upon the terms and conditions set forth in this Agreement.

WHEREAS, for United States federal income tax purposes, it is intended that the Exchange (as defined below) will qualify as an exchange under the provisions of Section 351(a)[1] of the Code.

WHEREAS, following the Exchange (as defined below), ALAMO CBD will become a wholly-owned subsidiary of Indoor Harvest.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Exchange of Shares.

(a)

Exchange. On the terms and subject to the conditions set forth in this Agreement, at the Closing (i) Members will sell, convey, transfer and assign to Indoor Harvest, free and clear of all liens, pledges, encumbrances, changes, restrictions or known claims of any kind, nature or description, and Indoor Harvest will purchase and accept from Members, all of the issued and outstanding interests of ALAMO CBD, in the individual amounts as set forth on Schedule A, and (ii) in exchange for the transfer of such securities by the Members, Indoor Harvest will sell, convey, transfer and assign to Members, and Members will purchase and accept from Indoor Harvest, Twenty Five Million Two Hundred Eighty Thousand and Twenty Seven (25,280,027) shares of newly-issued shares of common stock of Indoor Harvest, par value $0.001, in the aggregate (the “Indoor Harvest Shares”), in the individual amounts as set forth on Schedule A (such exchange referred to herein as the “Exchange”). Upon completion of the Exchange, all of the Alamo CBD Interests shall be held by Indoor Harvest.

(b)

Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at the offices of Indoor Harvest in Houston, Texas, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

2.	Representations and Warranties.

(a)

Representations and Warranties of Members. Each Member severally, and not jointly, hereby represents and warrants to Indoor Harvest, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing Date, as follows:

(i)

Authorization; No Restrictions, Consents or Approvals. Such Member has the right, power, legal capacity and authority to enter into and perform such Member’s obligations under this Agreement; and no approvals or consents are necessary in connection with it. All of the ALAMO CBD Interests owned by such Member are owned free and clear of all liens, pledges, encumbrances, changes, restrictions or known claims of any kind, nature or description.

______________

1 The parties will work together to agree upon the most efficient tax structure for the transaction.

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(ii)

Transfer of Alamo CBD Interests. The ALAMO CBD Interests owned by such Member will, at the Closing, be validly transferred to Indoor Harvest free and clear of any encumbrances and from all taxes, liens and charges with respect to the transfer thereof and such ALAMO CBD Interests shall be fully paid and non-assessable with the holder being entitled to all rights accorded to a holder of shares of ALAMO CBD Interests.

(iii)	Investment Representations.

(A)

Each Member understands that the Indoor Harvest Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws, including those under the Texas Business Organizations Code. Each such Member also understands that the Indoor Harvest Shares are being offered and issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) and/or Regulation D of the Securities Act, and of the Texas Business Organizations Code. Each such Member acknowledges that Indoor Harvest will rely on such Member’s representations, warranties and certifications set forth below for purposes of determining such Member’s suitability as an investor in the Indoor Harvest Shares and for purposes of confirming the availability of the Section 4(2) and/or Regulation D exemption from the registration requirements of the Securities Act, and of the applicable exemption under the Texas Business Organizations Code.

(B)

Each such Member has received all the information such Member considers necessary or appropriate for deciding whether to acquire the Indoor Harvest Shares. Each such Member understands the risks involved in an investment in the Indoor Harvest Shares. Each such Member further represents that such Member has had an opportunity to ask questions and receive answers from Indoor Harvest regarding the terms and conditions of the offering of the Indoor Harvest Shares and the business, properties, prospects, and financial condition of Indoor Harvest and Alamo CBD and to obtain such additional information (to the extent Indoor Harvest or Alamo CBD possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Member or to which such Member had access. Each such Member further represents that such Member is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act.

(C)

Each such Member is acquiring the Indoor Harvest Shares for such Member’s own account for investment only and not with a view towards their resale or “distribution” (within the meaning of the Securities Act) of any part of the Indoor Harvest Shares.

(D)

Each such Member understands that the Indoor Harvest Shares may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement. Each such Member acknowledges and is aware that the Indoor Harvest Shares may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until such Member has held the Indoor Harvest Shares for the applicable holding period under Rule 144.

(E)	Each such Member acknowledges and agrees that each certificate representing the Indoor Harvest Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

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(iv)

No Reliance. Each such Member has not relied on and is not relying on any representations, warranties or other assurances regarding Indoor Harvest other than the representations and warranties expressly set forth in this Agreement.

(b)

Representations and Warranties of Alamo CBD. Alamo CBD hereby represents and warrants to Members and Indoor Harvest, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing Date, as follows:

(i)	Organization and Qualification. Alamo CBD is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(ii)

Authorization; No Restrictions, Consents or Approvals. Alamo CBD has full power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed by Alamo CBD and constitutes the legal, valid, binding and enforceable obligation of Alamo CBD, enforceable against Alamo CBD in accordance with its terms. The execution and delivery of this Agreement and the consummation by Alamo CBD of the Transactions contemplated hereby do not and will not on the Closing Date (A) conflict with or violate any of the terms of the articles of incorporation and bylaws of Alamo CBD or any applicable law relating to Alamo CBD, (B) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any material agreement, obligation or instrument by which Alamo CBD is bound or to which any property of Alamo CBD is subject, or constitute a default thereunder, other than those material agreements, obligations or instruments for which Alamo CBD has obtained consent for the Transactions contemplated under this Agreement, (C) result in the creation or imposition of any lien on any of the assets of Alamo CBD, (D) constitute an event permitting termination of any material agreement or instrument to which Alamo CBD is a party or by which any property or asset of Alamo CBD is bound or affected, pursuant to the terms of such agreement or instrument, other than those material agreements or instruments for which Alamo CBD has obtained consent for the Transactions contemplated under this Agreement, or (E) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other governmental authorization to which Alamo CBD is a party or by which Alamo CBD may be bound, or result in the violation by Alamo CBD of any laws to which Alamo CBD may be subject, which would materially adversely affect the Transactions contemplated herein. No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by Alamo CBD of this Agreement or the performance by Alamo CBD of its obligations hereunder.

(iii)

Capitalization. The Alamo CBD Interests constitute all of the issued and outstanding membership interests of Alamo CBD. No securities of Alamo CBD are entitled to pre-emptive or similar rights, and no person has any right of first refusal, pre-emptive right, right of participation, or any similar right to participate in the Transactions contemplated under this Agreement. There are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, membership interests of Alamo CBD, or contracts, commitments, understandings or arrangements by which Alamo CBD is or may become bound to issue additional membership interests of Alamo CBD, or securities or rights convertible or exchangeable into membership interests of Alamo CBD. The issuance of the Alamo CBD Interests contemplated by this Agreement will not, immediately or with the passage of time; (A) obligate Alamo CBD to issue membership interests of Alamo CBD or other securities to any person, or (B) result in a right of any holder of Alamo CBD securities to adjust the exercise, conversion, exchange or reset price of such securities.

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(iv) No Conflicts; Consents.

(a) The execution and delivery by Alamo CBD of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Alamo CBD under any provision of (i) Alamo CBD Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which Alamo CBD is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any material judgment, order or decree (“Judgment”) or material Law applicable to Alamo CBD or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Alamo CBD Material Adverse Effect.

(b) Except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Alamo CBD in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

(v) Taxes.

(a) Alamo CBD has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Alamo CBD Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Alamo CBD Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Alamo CBD know of no basis for any such claim.

(b) If applicable, Alamo CBD has established an adequate reserve reflected on its financial statements for all Taxes payable by Alamo CBD (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Alamo CBD, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Alamo CBD Material Adverse Effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

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 (vi) Benefit Plans. Alamo CBD does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Alamo CBD (collectively, “Alamo CBD Benefit Plans”). As of the date of this Agreement there are no severance or termination agreements or arrangements between Alamo CBD and any current or former employee, officer or director of Alamo CBD, nor does Alamo CBD have any general severance plan or policy.

(vii) Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting Alamo CBD, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or Indoor Harvest Stock or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Alamo CBD Material Adverse Effect. Neither Alamo CBD nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(viii) Compliance with Applicable Laws. Alamo CBD is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Alamo CBD Material Adverse Effect. This Section 3.08 does not relate to matters with respect to Taxes, which are the subject of Section 3.05.

(ix) Brokers; Schedule of Fees and Expenses. Except for those brokers as to which Alamo CBD and Indoor Harvest shall be solely responsible, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Alamo CBD.

(x) Contracts. Except as disclosed in Alamo CBD Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Alamo CBD and its subsidiaries taken as a whole. Alamo CBD is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Alamo CBD Material Adverse Effect.

(xi) Title to Properties. Alamo CBD does not own any real property. Alamo CBD has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Alamo CBD has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of Alamo CBD to conduct business as currently conducted.

(xii) Insurance. Alamo CBD does not hold any insurance policy.

(xiii) Transactions With Affiliates and Employees. Except as set forth in Alamo CBD Disclosure Schedule, none of the officers or directors of Alamo CBD and, to the knowledge of Alamo CBD, none of the employees of Alamo CBD is presently a party to any transaction with Alamo CBD (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Alamo CBD, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

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(xiv) Application of Takeover Protections. Alamo CBD has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti‑takeover provision under Alamo CBD’s charter documents or the laws of its state of incorporation that is or could become applicable to the Members as a result of the Members and Alamo CBD fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of Indoor Harvest Stock and the Members’ ownership of Indoor Harvest Stock.

(xv) No Additional Agreements. Alamo CBD does not have any agreement or understanding with the Member with respect to the Transactions other than as specified in this Agreement.

(xvi) Investment Alamo CBD. Alamo CBD is not, and is not an affiliate of, and immediately following the Closing Date will not have become, an “investment company” within the meaning of the Investment Alamo CBD Act of 1940, as amended.

(xvii) Disclosure. Alamo CBD confirms that neither it nor any person acting on its behalf has provided the Members or their respective agents or counsel with any information that Alamo CBD believes constitutes material, non-public information, except insofar as the existence and terms of the proposed transactions hereunder may constitute such information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Indoor Harvest under a current report on Form 8-K filed after the Closing. Alamo CBD understands and confirms that Indoor Harvest will rely on the foregoing representations and covenants in effecting transactions in securities of Indoor Harvest. All disclosure provided to Indoor Harvest regarding Alamo CBD, its business and the Transactions, furnished by or on behalf of Alamo CBD (including Alamo CBD’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(xviii) Absence of Certain Changes or Events. Except in connection with the Transactions and as disclosed in the Alamo CBD Letter of Intent and its subsequent amendments, from January 3, 2017 (original date of LOI) to the date of this Agreement, Alamo CBD has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Alamo CBD, except changes in the ordinary course of business that have not caused, in the aggregate, a Alamo CBD Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Alamo CBD Material Adverse Effect;

(c) any waiver or compromise by Alamo CBD of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Alamo CBD, except in the ordinary course of business and the satisfaction or discharge of which would not have a Alamo CBD Material Adverse Effect;

(e) any material change to a material Contract by which Alamo CBD or any of its assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by Alamo CBD, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and does not materially impair Alamo CBD’s ownership or use of such property or assets;

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(g) any loans or guarantees made by Alamo CBD to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of Alamo CBD’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Members or any purchase, redemption or agreements to purchase or redeem any Alamo CBD Interests;

(j) any issuance of equity securities to any officer, director or affiliate; or

(k) any arrangement or commitment by Alamo CBD to do any of the things described in this Section.

(xix) Foreign Corrupt Practices. Neither Alamo CBD, nor, to Alamo CBD’s knowledge, any director, officer, agent, employee or other person acting on behalf of Alamo CBD has, in the course of its actions for, or on behalf of, Alamo CBD (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(xx) Title to Properties. Alamo CBD has secured a 10 acre tract of flat, partially wooded property, owned by Alamo CBD’s Chief Operating Officer (COO), Cynthia Cortez. The 10 acre tract is part of a larger 65 acre plot, wholly owned by Ms. Cortez and located in Wilson County, Texas. If Alamo CBD is licensed as a dispensing organization under the Texas Compassionate Use Act, Ms. Cortez has previously agreed to execute a transfer of ownership for ten (10) of the 65 acres to Alamo CBD, LLC. At time of application, Ms. Cortez is currently leasing the land for $1.00 per year to Alamo CBD. The land is located in a remote area of Wilson County, Texas at 1662 Polly Lane, LaVernia, Texas 78121.

(c)

Representations and Warranties of Indoor Harvest. Indoor Harvest hereby represents and warrants to Members and Alamo CBD, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing Date, as follows:

(i)	Organization and Qualification. Indoor Harvest is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

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(ii)

Authorization; No Restrictions, Consents or Approvals. Indoor Harvest has full power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed by Indoor Harvest and constitutes the legal, valid, binding and enforceable obligation of Indoor Harvest, enforceable against Indoor Harvest in accordance with its terms. The execution and delivery of this Agreement and the consummation by Indoor Harvest of the Transactions contemplated herein (including the issuance of the Indoor Harvest Shares in exchange for the Alamo CBD Interests) do not and will not on the Closing Date (A) conflict with or violate any of the terms of the articles of incorporation and bylaws of Indoor Harvest or any applicable law relating to Indoor Harvest, (B) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any material agreement, obligation or instrument by which Indoor Harvest is bound or to which any property of Indoor Harvest is subject, or constitute a default thereunder, other than those material agreements, obligations or instruments for which Indoor Harvest has obtained consent for the Transactions contemplated under this Agreement, (C) result in the creation or imposition of any lien on any of the assets of Indoor Harvest, (D) constitute an event permitting termination of any material agreement or instrument to which Indoor Harvest is a party or by which any property or asset of Indoor Harvest is bound or affected, pursuant to the terms of such agreement or instrument, other than those material agreements or instruments for which Indoor Harvest has obtained consent for the Transactions contemplated under this Agreement, or (E) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other governmental authorization to which Indoor Harvest is a party or by which Indoor Harvest may be bound, or result in the violation by Indoor Harvest of any laws to which Indoor Harvest may be subject, which would materially adversely affect the Transactions contemplated herein. No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by Indoor Harvest of this Agreement or the performance by Indoor Harvest of its obligations hereunder.

(iii)

Issuance of Shares. The Indoor Harvest Shares have been duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof, and the Indoor Harvest Shares shall be fully paid and non-assessable with the holder being entitled to all rights accorded to a holder of Indoor Harvest common stock.

3.

Conditions to Closing; Closing Documents.

3.1. Indoor Harvest Conditions Precedent. The obligations of the Members and Alamo CBD to enter into and complete the Closing are subject, at the option of the Members and Alamo CBD, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Members and Alamo CBD in writing:

(a) Representations and Covenants. The representations and warranties of Indoor Harvest contained in this Agreement shall be true in all material respects, on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. Indoor Harvest shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Indoor Harvest shall have delivered to the Members and Alamo CBD a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions contemplated herein or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the reasonable opinion of Alamo CBD or Members, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Indoor Harvest.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Indoor Harvest for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions contemplated under this Agreement shall have been obtained and made by Indoor Harvest, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Indoor Harvest Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since January 3, 2017 which has had or is reasonably likely to cause an Indoor Harvest Material Adverse Effect.

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(e) Post-Closing Capitalization. At, and immediately after, the Closing, the total number of issued and outstanding shares of the common stock of Indoor Harvest shall be 41,953,378 shares of common stock.

(f) Satisfactory Completion of Due Diligence. Alamo CBD and the Members shall have completed its legal, accounting and business due diligence of Indoor Harvest and the results thereof shall be satisfactory to Alamo CBD and the Members in their sole and absolute discretion.

(g) SEC Reports. Indoor Harvest shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(h) OTCBB Quotation. Indoor Harvest shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i) No Suspensions of Trading in Indoor Harvest Stock; Listing. Trading in the Indoor Harvest Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Indoor Harvest) at any time since the date of execution of this Agreement, and the Indoor Harvest Stock shall have been at all times since such date listed for trading on a trading market.

(j) Secretary’s Certificate. Indoor Harvest shall have delivered to Alamo CBD a certificate, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the Indoor Harvest Charter, Indoor Harvest Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions contemplated herein are true, complete and correct and remain in full force and effect.

(k) Good Standing Certificate. Indoor Harvest shall have delivered to Alamo CBD a certificate of good standing of Indoor Harvest dated within five (5) business days of Closing issued by the Secretary of State of Texas.

(l) Resignations and Appointments. Indoor Harvest shall have delivered to Alamo CBD letters of resignation from (i) John Choo, resigning from his position as a director of Indoor Harvest and from all offices held by him effective as of the Closing Date and (ii) Chad Sykes, resigning from his position as a director of Indoor Harvest and from all offices held by him effective as of the Closing Date (iii) John Zimmerman, resigning from his position as a director of Indoor Harvest and from all offices held by him effective as of the Closing Date and (iv) Pawel Hardej, resigning from his position as a director of Indoor Harvest effective as of the Closing Date and will automatically become effective upon the tenth (10th ) day following the mailing of the 14f-1 Notice by Indoor Harvest to its stockholders and evidence of the election of (v) the person(s) identified by Alamo CBD as directors effective as of the Closing Date, (vi) such other directors as Alamo CBD may designate effective upon the tenth (10th ) day following the mailing of the 14f-1 Notice and (z) the officers designated by Alamo CBD effective as of the Closing Date.

(m) Issuance of Stock Certificates. At or within 5 business days following the Closing Date, Indoor Harvest shall deliver to each Member a certificate representing the new shares of Indoor Harvest Stock issued to such Member in accordance with Schedule A.

3.2. Alamo CBD and Members Conditions Precedent. The obligations of Indoor Harvest to enter into and complete the Closing is subject, at the option of Indoor Harvest, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Indoor Harvest in writing.

(a) Representations and Covenants. The representations and warranties of Alamo CBD and the Members contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Alamo CBD and the Members shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Alamo CBD and the Members on or prior to the Closing Date. Each of Alamo CBD and the Members shall have delivered to Indoor Harvest a certificate, dated the Closing Date, to the foregoing effect.

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(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions contemplated under this Agreement or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the reasonable opinion of Indoor Harvest, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Alamo CBD and the Members.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Members or Alamo CBD for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions contemplated under this Agreement, shall have been obtained and made by the Members or Alamo CBD, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Alamo CBD Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Alamo CBD Financial Statements which has had or is reasonably likely to cause an Alamo CBD Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, all of the issued and outstanding Alamo CBD Interests shall be owned by Indoor Harvest.

(f) Satisfactory Completion of Due Diligence. Indoor Harvest shall have completed its legal, accounting and business due diligence of Alamo CBD and the Members and the results thereof shall be satisfactory to INDOOR HARVEST in its sole and absolute discretion.

(g) Alamo CBD Officer’s Certificate. Alamo CBD shall have delivered to Indoor Harvest a certificate, signed by its authorized officer, certifying that the attached copies of the Alamo CBD Constituent Instruments and resolutions of the Board of Directors of Alamo CBD approving this Agreement and the Transactions contemplated under this Agreement are all true, complete and correct and remain in full force and effect.

(h) Good Standing Certificate. Indoor Harvest shall have delivered to Alamo CBD a certificate of good standing of Indoor Harvest dated within five (5) business days of Closing Date issued by the Secretary of State of Texas.

(i) Lien Searches. Indoor Harvest shall have delivered to Alamo CBD the results of UCC, judgment lien and tax lien searches with respect to Indoor Harvest, the results of which indicated no liens on the assets of Indoor Harvest.

(j) Interest Transfer Documents. The Members shall have delivered to Indoor Harvest certificate(s) representing its Alamo CBD Interests, accompanied by a duly executed instrument of transfer for transfer by the Members of its Alamo CBD Interests to Indoor Harvest.

3.3	Closing Documents. At the Closing:

(i)

Members shall deliver to Indoor Harvest, in form and substance reasonably satisfactory to Indoor Harvest, certificates evidencing the Alamo CBD Interests, together with stock powers duly for such certificates to allow such certificates to be registered in the name of Indoor Harvest;

(ii)

Alamo CBD shall deliver to Members and Indoor Harvest, in form and substance reasonably satisfactory to Members and Indoor Harvest, a certificate executed on behalf of Alamo CBD by the Secretary of Alamo CBD certifying the truth and correctness of the representations and warranties set forth in Section 2(b); and

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(iii)

Indoor Harvest shall deliver to Members, in form and substance reasonably satisfactory to Members, (i) certificates evidencing the Indoor Harvest Shares, registered in the name of Members, and (ii) copies of resolutions adopted by the board of directors of Indoor Harvest and certified by the Secretary of Indoor Harvest authorizing the execution and delivery of, and performance of Indoor Harvest’s obligations under, this Agreement.

4. Covenants.

(a) Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions contemplated herein, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

(b) Exclusivity. Neither Alamo CBD nor the Members shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any Alamo CBD Interests or other securities of Alamo CBD, or any assets of Alamo CBD (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions contemplated under this Agreement and that has the effect of avoiding the Closing contemplated hereby. Each of Alamo CBD and the Members shall notify Indoor Harvest if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(c) Filing of 8-K. Indoor Harvest shall file, within four (4) business days of the date of this Agreement and of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions contemplated under this Agreement and including the requisite audited consolidated financial statements of Alamo CBD and the requisite Form 10 disclosure regarding the Alamo CBD Companies.

(d) Preparation of the 14f-1 Notice; Blue Sky Laws.

(i) As soon as possible following the date of this Agreement, and in any event, within sixty (60) business days hereafter, Indoor Harvest shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. Indoor Harvest shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

(ii) Indoor Harvest shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Indoor Harvest Stock in connection with this Agreement.

(e) Access. Each of HCP and the Organic Region Companies shall permit representatives of any other parties to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

(f) Preservation of Business. From the date of this Agreement until the Closing Date, each of Indoor Harvest and Alamo CBD shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

(g) Applications for Cannabis Production. The Parties will share resources and costs to (a) undertake and file an application to produce Cannabis under the Texas Compassionate Use Act and (b) share resources associated with preparing an application to register as a Cannabis producer with the Drug Enforcement Agency

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(h) Formation of the Harvest Group. The parties understand and agree that, following the Closing Date, the exiting officers and directors of Indoor Harvest Corp will be forming a new company, to be named “The Harvest Group”, which company intends to do business as “Indoor Harvest”. Pursuant to the terms of a letter of intent between the parties, an amendment dated March 16, 2017, a total of $132,302 in funds was set aside for operations that were not related to cannabis, not related to commitments under the parties Joint Venture agreement with Vyripharm Enterprises LLC and not related to ongoing public Company costs as of January 3, 2017, with the exception of costs associated with Indoor Harvest's 2016 financial audit. At the Closing Date, all remaining funds, after all prior agreements, to include debt settlements not related to cannabis operations, operational expenses not related to cannabis, expenses not related to commitments under the parties Joint Venture agreement with Vyripharm Enterprises LLC and expenses not related to ongoing public Company costs as of January 3, 2017, with the exception of costs associated with the Indoor Harvest Corp 2016 financial audit, shall be disbursed to the Harvest Group for no consideration.

(i) License Agreement. Following the Closing Date, Indoor Harvest Corp and The Harvest Group will enter into an exclusive license agreement (the “THG License Agreement”) pursuant to which Indoor Harvest Corp shall grant The Harvest Group the right to manufacture, market and sell the High Pressure Aeroponics technology portfolio created by Indoor Harvest in industries not involving the Cannabis plant. The Harvest Group will grant Indoor Harvest Corp 25% equity for this executed license agreement. The THG License Agreement will include mutual exit options which will permit termination of the THG License Agreement. The “Indoor Harvest” trademark will be used solely by The Harvest Group and or/ its affiliates as a perpetual globally royalty free trademark.

(j) Name Change. Following the Closing Date, Indoor Harvest Corp will undertake a name change to Cyribelam Pharmaceuticals, Inc., or such other new name as may be determined by Alamo CBD. Except as may otherwise be provided, Indoor Harvest shall continue to own all intellectual property, as well as all other assets owned by Indoor Harvest prior to Closing, including the Houston, Texas warehouse lease (the “Houston Facility”). The Houston Facility will serve as a staging/warehousing and assembly area for equipment and construction of the planned indoor Cannabis production facility to be constructed in Wilson County, Texas (the “Wilson County Cannabis Facility”).

(k) Provision of Engineering and Construction Services. In consideration of Indoor Harvest’s assumption of the overhead related to the Houston Facility, The Harvest Group will provide engineering and construction services to Alamo CBD and/or Indoor Harvest Corp for the Controlled Environment Agriculture facility at cost plus 2.5% for the construction of the Wilson County Cannabis Facility or alternate facility location using its core deployment partners; DAC Studios, Axxis Building Systems and Harvest Air, along with The Harvest Group designated component suppliers. After construction of the Wilson County Cannabis Facility is completed and the facility fully commissioned and turned over, Indoor Harvest Corp will have the option to sub-lease the Houston facility to The Harvest Group, or to terminate the lease.

(l) Construction of Facility in Wilson County, Texas. Alamo currently owns ten (10) acres of land, to include water rights, in La Vernia, Texas, located within Wilson County Texas and intends to construct a 53,805 square foot cannabinol pharmaceutical production facility and will seek a license to operate under the Texas Compassionate Use Act. In addition to filing an application under the Texas Compassionate Use Act, Alamo intends to also file an application with the DEA and register to become an authorized producer of cannabis and cannabis extracts for pharmaceutical research and clinical trials within the United States.

(m) Joint Venture with Vyripharm Biopharnaceuticals. Alamo has entered into a Joint Venture Agreement with Vyripharm Biopharmaceuticals (“Vyripharm”). Under the Joint Venture Agreement, Alamo will provide various pure cannabis oil extracts to Vyripharm. Vyripharm has reformulated the use of its In-Situ Hydrogel, N4 Technology and Oligosaccharide (Dual Agent) Technology to develop applications in combination with medical cannabinoids for nuclear imaging and therapeutic applications for neurologic disorders including, but not limited to, post-traumatic stress disorder , epilepsy and other acute/chronic disorders, such as in cancers, metabolic disorders, and microbiome. All three technologies have extensive patent protection on their core platform. In addition Vyripharm is preparing a new full patent platform that focuses on medical cannabinoids. Vyripharm has entered into sponsored research agreements for its core platforms with the University of Texas Medical Branch Galveston, The University of Texas Health Science Center at Houston – Institute of Molecular Medicine Sponsored Research and The University of Texas M.D. Anderson Cancer Center. In addition there is also an agreement with the National Institute of Drug Abuse and pending agreements with Baylor College of Medicine and the VA Hospital in Houston, TX.

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5.

Indemnification. The Members hereby agree to indemnify and hold harmless Indoor Harvest, its affiliates and its and their respective directors, officers, partners, members, managers, employees, and agents, against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever to the extent sustained, suffered or incurred by or made against Indoor Harvest, to the extent based upon, arising out of or in connection with: (a) any breach of any representation or warranty made by the Members or Alamo CBD in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (b) any breach of any covenant or agreement made by the Members or Alamo CBD in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to this Agreement; (c) any claim made by any person or entity which relates to the operation of the business of Alamo CBD which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the date hereof; and (d) any claim which arises in connection with any liability or obligation of the Member or Alamo CBD occurring on or existing before the date hereof.

6.	General Provisions.

(a)

Releases and Waivers of Members. Each Member on its own behalf hereby acknowledges and agrees that the number of Alamo CBD Interests set forth on Schedule A represents the total number and type of Alamo CBD Interests held by such Member as of the date of this Agreement and as of the Closing Date. Each Member hereby releases Alamo CBD and Indoor Harvest from all obligations, liabilities and causes of action arising before, on or after the date of this Agreement, out of or in relation to any entitlement which such Member may have with respect to any Alamo CBD Interests in excess of the number of Alamo CBD Interests set forth on Schedule A. Each Member hereby generally, irrevocably, unconditionally and completely waives any and all rights to receive any anti-dilution protection to which such Member may be entitled under the articles of incorporation, bylaws or other organizational documents of Alamo CBD or under any other agreement or instrument in connection with the Exchange. Except for the Indoor Harvest Shares to be issued in connection with the Exchange, each Member hereby generally, irrevocably, unconditionally and completely waives any and all rights existing as of the date hereof to receive options, depository receipts, warrants, stock appreciation or similar rights to acquire or receive securities in Alamo CBD or Indoor Harvest.

(b)

Certain Tax Matters. It is the intent of the parties hereto that the Exchange qualify as an exchange described in Section 351 of the Code. Each of the parties shall use their respective reasonable best efforts to cause the Exchange to qualify as an exchange within the meaning of Section 351(a) of the Code, and will not take, or will not agree to take, any action that would prevent the Exchange from qualifying as such an exchange. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the parties shall report the Exchange for U.S. federal income tax purposes as an exchange within the meaning of Section 351(a) of the Code.

(c)

Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Texas without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the parties. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in Houston, Texas, and the parties hereby waive any and all rights to trial by jury.

(d)

Severability. If any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way, and the parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.

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(e)

Waiver. The waiver by either party of a breach of or default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement. Further, any failure or delay on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder shall not operate as a waiver of any such right or remedy or preclude other or further exercise thereof or of any other right or remedy.

(f)

Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party may specify in writing. Such notice shall be deemed given: (i) if delivered personally, upon delivery as evidenced by delivery records; (ii) if sent by telephone facsimile, upon confirmation of receipt; (iii) if sent by certified or registered mail, postage prepaid, five (5) days after the date of mailing; of (iv) if sent by nationally recognized express courier, two (2) business days after date of placement with such courier.

If to Indoor Harvest, to:

Indoor Harvest Corp.

5300 East Freeway Suite A

Houston, Texas 77020

Attention: Chad Sykes

Telephone: (713) 410-7903

With a copy to:

Sheppard Mullin Richter & Hampton, LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Richard A. Friedman, Esq.

Telephone: (212) 634-3031

If to Alamo CBD, LLC, to:

Alamo CBD, LLC

8518 Pegasus Drive

Selma, Texas 78154

Attention: Dr. Lang Coleman

Telephone: (210) 878-7011

(g)

No Third Party Beneficiaries. Nothing in this Agreement shall be construed to confer any rights or benefits upon any person other than the parties hereto, and no other person shall have any rights or remedies hereunder.

(h)

Public Announcements. Each of the Members, Alamo CBD and Indoor Harvest will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

(i)

Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.

(j)

Counterparts. This Agreement may be executed in one or more counterparts (including fax counterparts) each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

(k)

Expenses. Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

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[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

Indoor Harvest:	INDOOR HARVEST CORP.

Date	By:
	Name:	Chad Sykes
	Title:	Chief Innovation Officer

Alamo CBD:	ALAMO CBD, LLC

By:
	Name:	Dr. Lang Coleman
	Title:	Chief Executive Officer

The Members:

Name: Benjamin Coleman

Name: Cynthia Cortez

Name: Richard Gutshall

Name: Mark Dunn

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SCHEDULE B

Alamo Surviver Members

Name and Address of Alamo Member	Tax ID Number of Alamo Surviver Member (if Applicable)	Number of Alamo Surviver Interests Being Exchanged	Number of Shares of Indoor Harvest Stock to be Received by Alamo Surviver Member
Dr. Lang Coleman 8518 Pegasus Drive Selma, Texas 78154		39.0%	2,957,763

Benjamin Coleman 8518 Pegasus Drive, Selma, Texas 78154		39.0%	2,957,763

Cynthia Cortez 1537 W. Magnolia Street, San Antonio, Texas 78201		10.0%	758,401

Richard Gutshall 7716 Orisha Drive Austin, Texas 78739		10.0%	758,401

Mark Dunn 4518 Sterlingford Place, San Antonio, Texas 78217		2.0%	151,680

Totals:		100%	7,584,008

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SCHEDULE C

Alamo Surviver Members

Name and Address of Alamo Member	Tax ID Number of Alamo Member (if Applicable)	Number of Alamo Surviver Interests Being Exchanged	Cash or Indoor Harvest Stock Value to be Received by Alamo Surviver Member	Cash Value of Indoor Harvest Stock to be Received by Alamo (Check title of this column)
Dr. Lang Coleman 8518 Pegasus Drive Selma, Texas 78154		39.0%	$975,000	$3,315,000

Benjamin Coleman 8518 Pegasus Drive, Selma, Texas 78154		39.0%	$975,000	$3,315,000

Cynthia Cortez 1537 W. Magnolia Street, San Antonio, Texas 78201		10.0%	$250,000	$850,000

Richard Gutshall 7716 Orisha Drive Austin, Texas 78739		10.0%	$250,000	$850,000

Mark Dunn 4518 Sterlingford Place, San Antonio, Texas 78217		2.0%	$50,000	$170,000

Totals:		100%	$2,500,000	$8,500,000

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